Exhibit 99.2

18F, China Overseas International Center Block J,
NO.333 Jiaozi Ave High-tech Dist.,
Chengdu 610000, P.R.China

T: +86 28 8703 9931

F: 86 28 8703 6893

March 27, 2023

To：FD Technology Inc.

Re: PRC Legal Opinion on Certain PRC Law Matters

Dear Sir/Madam,

We are lawyers qualified in the People’s Republic of China (the “PRC,” for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Region) and are qualified to issue opinions on the PRC Laws as defined below.

We are acting as the PRC counsel for FD Technology Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, solely in connection with the offering and sales of a certain number of the Company’s ordinary shares, par value $0.000001 per share (the “Offering”) pursuant to the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

In so acting, we have examined the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other information and instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (collectively, the “Documents”).

In our examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry or investigation:

(1)	the truthfulness, accuracy, completeness and fairness of all the Documents, as well as the factual representations, warranties and statements contained in such Documents;

(2)	the genuineness of all the signatures, seals and chops, and the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)	that the Documents which have been presented to us have not been revoked, amended, varied or supplemented up to the date of this opinion, except as noted therein;

(4)	that the Company and the PRC Subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(5)	that all parties thereto, other than the PRC Subsidiaries, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those Documents to which they are parties pursuant to the laws and regulations of the jurisdiction of its incorporation or organization, and have the requisite power and authority to perform their obligations thereunder; and

(6)	the due compliance with, and the legality, validity, effectiveness and enforceability of the Documents under, all laws other than the PRC Laws.

1.	The following terms as used in this opinion are defined as follows:

“Governmental Authorizations”	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any PRC Authorities pursuant to applicable PRC Laws.

Guidance Rules and Notice	means the Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions circulated by CSRC on February 17, 2023 on CSRC’s official website.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and as amended by the Ministry of Commerce on June 22, 2009;

“Material Adverse Effect”	means a material and adverse effect, resulting from any event, circumstance, condition, occurrence or situation or any combination of the foregoing, upon the condition (financial or otherwise), business, properties or results of operations or prospects of the Company and the PRC Subsidiary taken as a whole.

“PRC Authorities”	means any national, provincial, municipal or local governmental authority, agency or body in the PRC having jurisdiction over the PRC Subsidiary;

“PRC Laws”	means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective as of the date hereof;

“PRC Subsidiaries”	collectively, Qingdao Zecan Information Technology Co., Ltd., Shanghai Fendan Information Technology Co., Ltd. and Beijing Xunyi Technology Co., Ltd.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Trial Measures	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises issued by CSRC on February 17, 2023, which will become effective on March 31, 2023.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

2.	Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

(A)	Incorporation and Existence of Domestic Entities. Each of the PRC Subsidiaries has been duly incorporated and is validly existing and in good standing as a limited liability company with legal person status under the PRC Laws. All the equity interests of each PRC Subsidiaries are legally owned by its respective shareholder(s), and, to the best of our knowledge after due inquiry, such equity interests are free and clear of all security interest. The current articles of association and the business license of each of the PRC Subsidiaries comply with applicable PRC Laws and are in full force and effect.

(B)	Corporate Structure. The descriptions of the corporate structure of the PRC Subsidiaries set forth in the Registration Statement are true and accurate and nothing has been omitted from such descriptions which would make the same misleading in any material respect. The descriptions of the events and transactions set forth in the “Prospectus Summary” and “Corporate History and Structure” sections of the Registration Statement, to the extent that such descriptions are related to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate and nothing has been omitted from such descriptions which would make the same misleading in any material respects. To the best of our knowledge after due and reasonable inquiries, the transactions of acquisition and restructuring involving the PRC Subsidiaries as described in the “Corporate History and Structure” section of the Registration Statement are not in violation of, and immediately after the consummation of the Transactions will not result in violation of, any PRC Laws currently in effect, in any material respect, and no Governmental Authorization or any other necessary steps required under the PRC Laws other than those already obtained is required under the existing PRC Laws for the establishment of such shareholding structures.

(C)	Business and License. To the best of our knowledge after due inquiry: (A) None of the PRC Subsidiaries has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Subsidiaries, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Subsidiaries; (B) the business presently engaged by the PRC Subsidiaries as described in the Registration Statement is not subject to foreign investment restriction as stipulated by Special Administrative Measures (Negative List) for the Access of Foreign Investment (Edition 2021).

(D)	M&A Rules and Trial Measures. The M&A Rules, among other things, purport to require an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, the CSRC has not issued any currently effective definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the PRC Laws, except as disclosed in the Registration Statement (including the statements made in connection with the Trial Measures), a prior approval from the CSRC is not required for the Offering and the listing of the Company’s ordinary shares on Nasdaq because (i) the CSRC currently has not issued any currently effective definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules; and (ii) Shanghai Fendan was a joint venture, not a domestic company as defined by the M&A rules, before being acquired by Zecan and the acquisition of Shanghai Fendan by Zecan was not subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(E)	Enforceability of Civil Procedures. There is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against the Company or directors and officers of the Company if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(F)	Taxation. The statements set forth in the Registration Statement under the heading “Taxation – People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

(G)	Statements in Registration Statement and the Prospectus. The statements in the Registration Statement under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Corporate History and Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Taxation,” “Our Business” and “Regulation” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion) to the extent that they constitute matters of PRC Laws or description of documents, agreements or proceedings governed by the PRC Laws, fairly reflect the matters purported to be summarized therein in all material aspects, and nothing has been omitted from such statements which would make such statements misleading in any material respect.

3.	This opinion is subject to the following qualifications:

(1)	This opinion is subject to, in so far as it relates to the validity and enforceability of a contract, (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally; (ii) possible judicial, arbitral or administrative actions or any PRC Law affecting creditors’ rights; (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, interest of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; and (v) any possible judicial discretion, discretion of arbitration tribunal or administrative action affecting creditors’ rights or with respect to the availability of indemnifications, remedies, defenses or injunctive relief, the calculation of damages, the entitlement of attorneys’ fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(2)	This opinion is subject to the discretion of any competent PRC legislative, administrative, judicial or arbitration tribunals in exercising their authority to change any PRC Laws or the implementation, interpretation or application thereof in any form.

(3)	This opinion relates only to PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of PRC Laws, or the interpretation thereof or implementation thereof, will not be changed, amended, revoked or replaced in the immediate future or in the longer term with or without retrospective effect.

(4)	This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole regarding the same subject matter and no part should be extracted and referred to independently.

This opinion is delivered by us in our capacity as the Company’s PRC legal advisers solely for the purpose of and in connection with the Offering and the Registration Statement and of the Compny and may not be used for any other purpose without our prior written consent, except as required by the applicable law or by the SEC or any regulatory agencies.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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(Signature page)

Yours faithfully,

/s/ Dentons’ Chengdu Office
Dentons’ Chengdu Office

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